Exhibit 99.1

TNL Mediagene, a leading Asian digital-media company, agrees to become publicly listed company on Nasdaq through merger with Blue Ocean Acquisition Corp

-	TNL Mediagene operates media brands in Chinese and Japanese that reach more than 50 million unique visitors

-	TNL Mediagene created by merger of Taiwan’s The News Lens Co. and Japan’s Mediagene Inc.

-	TNL Mediagene provides independent news and commentary, as well as original and licensed content on business, technology, science, sports, food and lifestyles

-	TNL Mediagene’s proprietary AI- and big-data-based advertising- and marketing-technology platforms are state of the art and empower multinational brands to target Asian millennial and Gen Z customers

-	Blue Ocean brings deep media experience and background to combination

CHEVY CHASE, June 6, 2023 – TNL Mediagene, a leading Asian digital-media company, and Blue Ocean Acquisition Corp (Nasdaq: BOCN), a special purpose acquisition company, today announced a definitive agreement for a business combination that is expected to result in TNL Mediagene becoming a publicly traded company in the United States.

The combined company will build TNL Mediagene’s presence in Japan, Taiwan and Southeast Asia, delivering high-quality, politically neutral content on news, business, technology, science, sports, food and lifestyles. It will expand its brand portfolio of millennial- and Gen Z-targeted Chinese, Japanese and English digital products and widen the reach of its AI-driven analytics, advertising and marketing technology products.

“We are perfectly positioned to serve younger audiences in the world’s most dynamic region with products that are built just for them,” Joey Chung, the company’s chief executive and co-founder said. “We are independent of existing media groups, determined to preserve our independence and focused on using technology to deliver the right content to our audiences and customers at the right time in the format that they want it.”

TNL Mediagene was formed in May 2023 by the merger of Taipei-based The News Lens Co. (TNL), which through rapid growth and strategic acquisitions over the last decade has become a leading independent, pan-Asian digital-media group, and Tokyo-based Mediagene Inc. (MG), Japan’s leading digital media company, which was founded 25 years ago and today includes a number of original and licensed Japanese-language brands, including Business Insider Japan, GIZMODO JAPAN, Lifehacker Japan, DIGIDAY JAPAN, ROOMIE and MASHING UP. Combined, measured by Google Analytics, the group’s brands reach an average of more than 50 million users each month.

“By combining forces, TNL and Mediagene have created a first-class, pan-Asian digital-media group,” Mediagene CEO and founder Motoko Imada said. “By becoming a public company in the U.S., we would also like to continue to grow with the support of international investors, with the goal of becoming a media company that connects the world by providing reliable information about Asia, including Japan, to the rest of the world.”

Richard Leggett, Blue Ocean’s chief executive, said: “This transaction brings together the dramatic growth stories already written by TNL and Mediagene, offering best-in class regional content with powerful AI-powered MarTech and AdTech that positions the group to succeed in one of the world’s fastest growing regions.”

Blue Ocean itself was founded and is run by investors with deep media, operating, investing and international experience and is backed in part by North Base Media, a global media-focused venture-capital firm.

Transaction Details

Pursuant to the business combination agreement for the transaction, Blue Ocean will merge with a wholly owned subsidiary of TNL Mediagene with Blue Ocean surviving the merger as a wholly owned subsidiary of TNL Mediagene (the “Merger”), and TNL Mediagene becoming a publicly listed company on the NASDAQ. As a result of the Merger, outstanding shares and warrants of Blue Ocean will be canceled and converted into the right to receive equivalent shares and warrants of TNL Mediagene. The transaction gives TNL Mediagene a pre-money enterprise value of approximately $275 million.

In connection with the Merger, Blue Ocean Sponsor LLC, a Cayman Islands limited liability company and certain insiders and other shareholders holding Class B common shares in Blue Ocean have agreed to defer receipt of the shares of TNL Mediagene that they will receive pursuant to the Merger for up to 36 months.

The Boards of Directors of TNL Mediagene and Blue Ocean, respectively, have approved the transaction. The transaction will require approval of the shareholders of Blue Ocean and TNL Mediagene and is subject to customary closing conditions, including the receipt of certain regulatory approvals. The transaction is expected to close in the first quarter of 2024.

Advisors

Sidley Austin LLP and Lee and Li are serving as legal advisor and Needham & Company, LLC is serving as financial and capital markets advisor to Blue Ocean. Morrison & Foerster LLP is serving as legal advisor to TNL Mediagene.

About TNL Mediagene

TNL Mediagene, a Cayman Islands-registered company, is the product of the May 2023 merger of Taiwan’s The News Lens Co. and Japan’s Mediagene Inc., two leading, independent digital-media groups. Its business includes original and licensed media brands in Chinese, Japanese and English, across a range of subjects, including news, business, technology, science, food, sports and lifestyle; AI-powered advertising and marketing technology platforms in demand by agencies; and e-commerce and creative solutions. It takes pride in its political neutrality, its reach with younger audiences, and its quality. The company has 550 employees across Asia, with offices in Japan, Taiwan and Hong Kong.

About Blue Ocean Acquisition Corp.

Blue Ocean Acquisition Corp, a Cayman Islands exempted company, is a Nasdaq-listed special-purpose acquisition company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more business or entities. It was founded by an affiliate of North Base Media (NBM), a global venture-capital firm focused on media. NBM is a small, minority shareholder of TNL Mediagene and the TNL Mediagene merger was agreed only after a special independent committee of the Blue Ocean board of directors commissioned and received an independent fairness opinion.

Blue Ocean’s chairman, Marcus Brauchli, was the former executive editor of The Washington Post and former managing editor of The Wall Street Journal, and its chief executive, Richard Leggett, was a senior executive at FiscalNote and chief executive of FrontierView, a business intelligence platform. Matt Lasov, a former director of strategy at Slalom and global head of advisory and analytics at Frontier Strategy Group, is Blue Ocean’s chief financial officer. Among Blue Ocean’s directors and advisors are former senior executives at Bloomberg, Reuters, Dow Jones, NBC-Universal and the Trade Desk.

Management Team

Joey Chung, TNL Mediagene’s CEO, co-founded The News Lens Co. with Chief Content Officer Mario Yang in 2013 as a disruptive, politically independent digital-news platform. In the following decade, he and Mr. Yang expanded the business to include video, social-media and events businesses; by acquiring companies that covered sports, technology, lifestyles and food; and through astute hiring of digitally minded editorial and commercial talent. Mr. Chung is a graduate of National Taiwan University and Harvard Business School. Mr. Yang is a graduate of National Tsing Hua University. Motoko Imada, Mediagene’s CEO and Founder, was an early pioneer in bringing digital media to Japan when she founded Mediagene Inc. 25 years ago in Tokyo with co-founder Hiroto Kobayashi. Over the years, Mediagene has successfully become the leading digital media platform in Japan having grown audiences by licensing and operating Japanese-language sites of well-known international media brands.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, (the “Securities Act”) and section 21E of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) that are based on beliefs and assumptions and on information currently available to TNL Mediagene and Blue Ocean. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “expects,” “intends,” “plans,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” or other similar expressions that are predictions or indicated future events or prospects, although not all forward-looking statements contain these words. Such statements may include, but are not limited to, statements regarding the TNL Mediagene and Blue Ocean business combination that is expected to result in TNL Mediagene becoming a publicly traded company. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Although each of TNL Mediagene and Blue Ocean believes that it has a reasonable basis for each forward-looking statement contained in this communication, each of TNL Mediagene and Blue Ocean caution you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. In addition, there will be risks and uncertainties described in the proxy statement/prospectus on Form F-4 relating to the proposed transaction, which is expected to be filed by TNL Mediagene with the SEC and other documents filed by TNL Mediagene or Blue Ocean from time to time with the SEC. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Neither TNL Mediagene nor Blue Ocean can assure you that the forward-looking statements in this communication will prove to be accurate. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, the ability to complete the business combination due to a failure to obtain approval from Blue Ocean’s shareholders or satisfy other closing conditions in the business combination agreement, the occurrence of an event that could give rise to the termination of the business combination agreement, the ability to recognize the anticipated benefits of the business combination, the amount of redemption requests made by Blue Ocean’s public shareholders, costs related to the transaction, the risk that the transaction disrupts current plans and operations as a result of the announcement and consummation of the transaction, the outcome of any potential litigation, government or regulatory proceedings and other risks and uncertainties, including those to be included under the heading “Risk Factors” in the registration statement on Form F-4 to be filed by TNL Mediagene with the SEC and those included under the heading “Risk Factors” in the annual report on Form 10-K for the year ended December 31, 2022, of Blue Ocean and in its subsequent quarterly reports on Form 10-Q and other filings with the SEC. There may be additional risks that neither TNL Mediagene or Blue Ocean presently know or that TNL Mediagene and Blue Ocean currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by TNL Mediagene, Blue Ocean, their respective directors, officers or employees or any other person that TNL Mediagene or Blue Ocean will achieve their objectives and plans in any specified time frame, or at all. These statements are based on current expectations on the date of this communication and involve a number of risks and uncertainties that may cause actual results to differ significantly. TNL Mediagene and Blue Ocean do not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Important Additional Information Regarding the Transaction Will Be Filed With the SEC

In connection with the proposed transaction, TNL Mediagene will file a registration statement on Form F-4 with the SEC that will include a prospectus with respect to TNL Mediagene’s securities to be issued in connection with the proposed transaction and a proxy statement with respect to the shareholder meeting of Blue Ocean to vote on the proposed transaction. Shareholders of Blue Ocean and other interested persons are encouraged to read, when available, the preliminary proxy statement/prospectus as well as other documents to be filed with the SEC because these documents will contain important information about Blue Ocean, TNL Mediagene and the proposed transaction. After the registration statement is declared effective, the definitive proxy statement/prospectus to be included in the registration statement will be mailed to shareholder of Blue Ocean as of the record date to be established for voting on the proposed transaction. Once available, shareholders of Blue Ocean will also be able to obtain a copy of the F-4, including the proxy statement/prospectus, and other documents filed with the SEC without charge, by directing a request to: 2 Wisconsin Circle, 7th Floor, Chevy Chase, MD 20815. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

TNL Mediagene and Blue Ocean and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the potential transaction described in this communication under the rules of the SEC. Information about the directors and officers of Blue Ocean and their ownership is set forth in Blue Ocean’s filings with the SEC, including its Form 10-K for the year ended December 31, 2022, and subsequent filings under section 16 of the Exchange Act or on Form 10-Q. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Blue Ocean’s shareholders in connection with the potential transaction will be set forth in the registration statement containing the preliminary proxy statement/prospectus when those are filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov or by directing a request to: 2 Wisconsin Circle, 7th Floor, Chevy Chase, MD 20815.

No Offer or Solicitation

This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and does not constitute an offer to sell or a solicitation of any offer to buy any securities of TNL Mediagene or Blue Ocean, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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